Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

Amendment, dated as of February 23, 2017 (this “Amendment”), by and between Shenandoah Telecommunications Company (the “Corporation”) and American Stock Transfer and Trust Company, as duly appointed rights agent (the “Rights Agent”) to the Rights Agreement, dated as of January 24, 2008 (the “Rights Agreement”), by and between the Corporation and the Rights Agent.

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights Agreement to February 28, 2017; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, on February 22, 2017, the Board of Directors of the Corporation approved an amendment to the Rights Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.  The definition of “Final Expiration Date” set forth in Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, in the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one-half of a share of Common Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on February 28, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed (the “Redemption Date”) as provided in Section 23 hereof, or (iii) the time at which the Rights are exchanged (the “Exchange Date”) as provided in Section 24 hereof (the earliest of (i), (ii), and (iii) being herein referred to as the “Expiration Date”).”
2.  Exhibits A, B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3.  Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4.  This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts negotiated, made and to be performed entirely therein.

5.  The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect until the Final Expiration Date.

6.  This Amendment shall be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

7.  This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8.  The undersigned officer of the Corporation, being duly authorized on behalf of the Corporation, hereby certifies in his or her capacity as an officer on behalf of the Corporation to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

9.  By its execution and delivery hereof, the Corporation directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Corporation and the Rights Agent as of the effective time stated above.

SHENANDOAH TELECOMMUNICATIONS COMPANY

By:	/s/ Christopher E. French
	Name:	Christopher E. French
	Title:	President & Chief Executive Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY as Rights Agent

By:	/s/ Michael A. Nespoli
	Name:	Michael A. Nespoli
	Title:	Executive Director